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Exhibit 99.1

Item 6.    SELECTED FINANCIAL DATA

        The following table summarizes selected financial information and should be read in conjunction with Item 7—"Management's Discussion and Analysis of Financial Condition and Results of Operations" and Item 8—"Financial Statements and Supplementary Data" included in this Form 10-K.

Five-year Summary of Selected Financial Data

	2014	2013	2012	2011	2010
	(in thousands except per share amounts)
Operating revenues	$3,719,707	$3,387,614	$3,151,802	$2,543,894	$1,875,162
Income from continuing operations	708,766	721,453	573,609	434,668	286,081
Income (loss) from discontinued operations	(47)	15,186	7,436	(482)	(129,769)
Net Income	708,719	736,639	581,045	434,186	156,312
Basic earnings per share from continuing operations	6.54	6.75	5.35	4.06	2.70
Basic earnings (loss) per share from discontinued operations	—	0.14	0.07	—	(1.23)
Basic earnings per share	6.54	6.89	5.42	4.06	1.47
Diluted earnings per share from continuing operations	6.46	6.65	5.27	3.99	2.66
Diluted earnings (loss) per share from discontinued operations	—	0.14	0.07	—	(1.21)
Diluted earnings per share	6.46	6.79	5.34	3.99	1.45
Total assets*	6,720,998	6,263,564	5,719,412	5,003,001	4,264,311
Long-term debt	39,502	79,137	193,737	234,279	359,110
Cash dividends declared per common share	2.625	1.300	0.280	0.260	0.220

*
Total assets for all years include amounts related to discontinued operations. As further discussed in Note 2—"Discontinued Operations" included in Item 8—"Financial Statements and Supplementary Data" of this Form 10-K, our Venezuelan subsidiary was classified as discontinued operations on June 30, 2010, after the seizure of our drilling assets in that country by the Venezuelan government.

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  Exhibit 99.1
  Item 6. SELECTED FINANCIAL DATA
Five-year Summary of Selected Financial Data